EXHIBIT 21.1
LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.
(as of December 31, 2025)

Name	Jurisdiction of Organization
Huron Consulting Group Holdings LLC	Delaware
Huron Consulting Services LLC	Delaware
Huron Saudi Limited	Saudi Arabia
Huron Advisors Canada Limited	Canada
Huron Public Finance Advisory LLC	Delaware
Huron Transaction Advisory LLC	Delaware
Huron Eurasia India Private Limited	India
Huron Consulting Services U.K. Limited	England
Innosight Holdings, LLC	Delaware
Innosight International, LLC	Delaware
Huron Consulting Asia-Pacific PTE. LTD.	Singapore
Innosight Consulting SARL	Switzerland
Innosight Consulting, LLC	Delaware
Huron Aviation One LLC	Delaware
Huron Managed Services LLC	Delaware
Huron Government Services LLC	Delaware
Whiteboard Communications LTD.	Pennsylvania
Verity Truss Consulting LLC	Virginia
Huron Consulting Services LLC - Ireland Branch	Ireland
AXIA Consulting, Inc.	Ohio
Huron Consulting Services France SAS	France
Wilson Perumal & Company, LLC	Delaware
TVG- Treliant Intermediate, LLC	Delaware
Treliant, LLC	Delaware
Treliant Mortgag Services, LLC	Delaware
Treliant International, LLC	Delaware
Vox Financial Partners Inc.	New York
Treliant Limited	Northern Ireland
Delv Global Solutions LLC	New York
Treliant SP.z.o.o.	Poland
Axiom Systems Consulting Services, Inc.	Delaware